Exhibit 99.1

Kohl’s Board of Directors Enters into Three-Week Exclusive Negotiations with Franchise Group

MENOMONEE FALLS, Wis. –– June 6, 2022 –– Kohl’s Corporation (“Kohl’s” or the “Company”) (NYSE: KSS) announced today that following the receipt of final proposals, the Kohl’s Board of Directors has entered into exclusive negotiations with Franchise Group, Inc. (“FRG”), a holding company of a collection of market-leading and emerging brands, for a period of three weeks in relation to FRG’s proposal to acquire the Company for $60.00 per share. The purpose of the exclusive period is to allow FRG and its financing partners to finalize due diligence and financing arrangements and for the parties to complete the negotiation of binding documentation.

The transaction remains subject to approvals of the Boards of Directors of both companies. There can be no assurances that any agreement will be reached or that a transaction will be agreed or completed on the terms set forth above or otherwise. The Company will have no further comment until an agreement is reached or the discussions are terminated.

Kohl’s Board of Directors remains focused on selecting the path that maximizes value for all Kohl’s shareholders.

Cautionary Statement Regarding Forward-Looking Information

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include information concerning the Board’s review of expressions of interest and the Company’s business strategies, plans, and objectives. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including statements regarding the outcome and timing of the strategic review process, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements, and there can be no guarantee that the process will result in an agreement to sell the Company or that any such agreement will ultimately be consummated. You should understand that these forward-looking statements are not guarantees of strategic action, performance, or results. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, and in Item 1A of Part II in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com